Exhibit 99.1

P R E S S  R E L E A S E

Splunk Announces CFO Transition

Jason Child Stepping Down to Join Leading Semiconductor Company

Reaffirms Third Quarter and Full Year Fiscal 2023 Financial Outlook

SAN FRANCISCO, September 26, 2022 – Splunk Inc. (NASDAQ: SPLK), the data platform leader for security and observability, today announced that Jason Child, Splunk’s CFO since 2019, has accepted a position at a leading pre-IPO semiconductor company. He will remain with Splunk until early November.

Splunk has commenced a search for its next CFO with the assistance of a leading executive search firm. Splunk has established an Office of the CFO to oversee its financial strategy and execution and ensure continuity during the search. The Office of the CFO is comprised of Splunk’s head of FP&A, Chief Accounting Officer, and head of Treasury & Investor Relations. The Office of the CFO will report to President and CEO Gary Steele.

“Jason is a talented leader and has been a valued colleague during my first six months at Splunk,” said Steele. “He has played an integral role in our ambitious cloud transformation strategy, helped Splunk navigate through an unprecedented global pandemic, and built a world-class finance team. We thank Jason for his contributions and extend our congratulations to him on his next role.”

Steele continued, “With talented leaders representing key disciplines in our Office of the CFO, Splunk remains well positioned to advance our key objectives while we take time to identify our next finance chief. During this period, all of us at Splunk remain focused on delivering on our customer-centric growth strategy and advancing our innovative portfolio of products and solutions.”

Child said, “Splunk is a remarkable company, and it’s been a privilege to have been part of its success working alongside such a talented team. Since Gary joined Splunk earlier this year, we have enhanced our focus on driving durable growth and profitability over the long-term. I believe Splunk is well positioned to achieve its goals and look forward to watching its continued success and industry leadership in the coming years.”

Reaffirming Third Quarter and Full Year Fiscal 2023 Financial Outlook

The Company today reaffirmed its outlook for the third quarter and full year fiscal 2023, as provided on August 24, 2022.

For its fiscal third quarter 2023 (ending October 31, 2022):

●	Total revenues are expected to be between $835 million and $855 million.

●	Non-GAAP operating margin is expected to be between 6% and 8%.

For its fiscal year 2023 (ending January 31, 2023):

●	Total revenues are expected to be between $3.35 billion and $3.4 billion.

●	Non-GAAP operating margin is expected to be approximately 8%.

●	Total ARR is expected to be approximately $3.65 billion; Cloud ARR is expected to be approximately $1.8 billion.

●	Operating cash flow is expected to be at least $420 million.

●	Free Cash flow is expected to be at least $400 million.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding Splunk’s growth and transformation strategies, its goals and long-term prospects, including growth and profitability, as well as Splunk’s guidance for revenue and non-GAAP operating margin targets for the company’s fiscal third quarter 2023 and Total ARR, Cloud ARR, revenue, non-GAAP operating margin, operating cash flow and free cash flow for the company’s fiscal year 2023. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including those described in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2022, which is on file with the U.S. Securities and Exchange Commission (“SEC”) and Splunk’s other filings with the SEC. Splunk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) helps organizations around the world turn data into doing. Splunk technology is designed to investigate, monitor, analyze and act on data at any scale.

Splunk, Splunk>, Data-to-Everything and Turn Data Into Doing are trademarks and registered trademarks of Splunk Inc. in the United States and other countries. All other brand names, product names, or trademarks belong to their respective owners. © 2022 Splunk Inc. All rights reserved.

Contacts

Media Contact

Mara Mort

Splunk Inc.

press@splunk.com

Investor Contact

Ken Tinsley

Splunk Inc.

ir@splunk.com

Splunk Inc. | www.splunk.com